Exhibit 99.1
COMPASS Pathways’ Co-Founder Ekaterina Malievskaia to Step Down as Chief Innovation Officer

She will remain a member of the COMPASS Pathways Board of Directors

London, May 31, 2023 – COMPASS Pathways plc (Nasdaq: CMPS) (“COMPASS”), a mental health care company dedicated to accelerating patient access to evidence-based innovation, today announced that Co-founder and Chief Innovation Officer Dr. Ekaterina Malievskaia will step down from her executive role effective June 16, 2023. She will remain a member of the COMPASS Pathways Board of Directors, while her executive responsibilities will be carried forward by the existing executive team.

Together with George Goldsmith and Lars Wilde, Katya co-founded COMPASS Pathways in 2017, determined to bring much needed innovation to the field of mental health care. She helped oversee the growth of COMPASS and provided critical executive leadership to the company both before and after its initial public offering in 2020. During her tenure, she oversaw the development and execution of the groundbreaking phase 2b trial of COMP360 psilocybin for patients with treatment-resistant depression, started and helped build critical functions such as R&D, Digital Health, AI and Machine Learning, and Clinical Care Innovation. She also developed the company’s psychological support model and built its network of trained therapists.

Kabir Nath, CEO, COMPASS Pathways said, “Katya leaves an indelible mark on the company she helped found. COMPASS today reflects both the rigor and precision one would expect from a scientist and the compassion for and commitment to patients that one would expect from a physician. Her influence extends well beyond our company to the fields of psychedelic medicine and mental healthcare. We are closer to meaningful breakthroughs in care for patients thanks to her dedication, hard work and leadership. We are pleased that we will continue to benefit from her experience and insights as she remains on the board.”

Dr. Ekaterina Malievskaia said, “I am grateful for the opportunity I had to co-found COMPASS Pathways, and to work alongside such talented and dedicated people. We had a steep learning curve, building the company from a tiny start up, through our initial public offering, and now to our phase 3 program. I am excited to take this experience forward into new opportunities in philanthropy and business to help change patients’ experience with mental health care and address significant unmet need. Onward!"

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About COMPASS Pathways

COMPASS Pathways plc (Nasdaq: CMPS) is dedicated to accelerating patient access to evidence-based innovation in mental health. Our focus is on improving the lives of those who are suffering with mental health challenges and who are not helped by current treatments. We are pioneering the development of a new model of psilocybin therapy, in which our proprietary formulation of synthetic psilocybin, COMP360, is administered in conjunction with psychological support. COMP360 has been designated a Breakthrough Therapy by the U.S. Food and Drug Administration (FDA) and has received Innovative Licensing and Access Pathway (ILAP) designation in the UK for treatment-resistant depression (TRD). We have commenced a phase 3 clinical program of COMP 360 psilocybin therapy in TRD, the largest randomized, controlled, double-blind psilocybin therapy clinical program ever conducted. Previously, we completed a phase 2b study with top line data showing a statistically significant (p<0.001) and clinically relevant improvement in depressive symptom severity after three weeks for patients who received a single high dose of COMP360 psilocybin with psychological support. We are also conducting phase 2 clinical studies of COMP360 psilocybin therapy for post-traumatic stress disorder (PTSD) and anorexia nervosa. COMPASS is headquartered in London, UK, with offices in New York and San Francisco in the United States. Our vision is a world of mental wellbeing.

Availability of other information about COMPASS Pathways

Investors and others should note that we communicate with our investors and the public using our website (www.compasspathways.com), our investor relations website (ir.compasspathways.com), and on social media (LinkedIn), including but not limited to investor presentations and investor fact sheets, US Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in us to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include additional social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Forward-looking statements

Exhibit 99.1

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “potential” and “continue” and “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things, COMPASS’s business strategy and goals, including its ability to obtain regulatory approval of its investigational COMP360 psilocybin therapy or any future product candidates, and to launch and commercialise products, and its expectations regarding this executive transition. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond COMPASS’s control and which could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These risks, uncertainties, and other factors include, among others: clinical development is lengthy and outcomes are uncertain, and therefore our clinical trials may be delayed or terminated; our efforts to obtain marketing approval from the applicable regulatory authorities in any jurisdiction for COMP360 or any of future product candidates may be unsuccessful and those risks and uncertainties described under the heading “Risk Factors” in COMPASS’s most recent annual report on Form 10-K or quarterly report on Form 10-Q and in other reports we have filed with the U.S. Securities and Exchange Commission (“SEC”) , which are available on the SEC’s website at www.sec.gov. Except as required by law, COMPASS disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on COMPASS’s current expectations and speak only as of the date hereof.

Enquiries

Media: Amy Lawrence, media@compasspathways.com, +44 7813 777 919
Investors: Stephen Schultz, stephen.schultz@compasspathways.com, +1 401 290 7324